Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Announces Add-On Offering of $400 Million of 3.875% Senior Notes Due 2027

Boca Raton, Florida, May 19, 2020

SBA Communications Corporation (NASDAQ: SBAC) (“SBA”) announced today that it has commenced a private add-on offering of $400 million aggregate principal amount of 3.875% senior notes due 2027 (the “Notes”).

SBA intends to use the net proceeds of the offering to repay amounts outstanding under its Revolving Credit Facility under its Senior Credit Agreement. All remaining net proceeds will be used for general corporate purposes.

The Notes will be issued as additional notes under a supplement to an existing indenture dated as of February 4, 2020, and will constitute the same series of securities as the $1.0 billion 3.875% Senior Notes due 2027 issued on February 4, 2020 (the “Existing Notes”). Other than with respect to the date of issuance and the offering price, the Notes will have the same terms as the Existing Notes and the Notes and the Existing Notes will be treated as a single class for all purposes under the indenture. Except with respect to Notes offered pursuant to Regulation S, the Notes will have the same CUSIP number as, and will be fungible with, the Existing Notes immediately upon issuance.

The Notes will be offered in the United States only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable securities laws of any other jurisdiction. SBA has agreed to file a registration statement with the Securities and Exchange Commission pursuant to which SBA will either offer to exchange the Notes for substantially similar registered notes or register the resale of the Notes. This press release does not and will not constitute an offer to sell any of the Notes or the solicitation of an offer to buy any of the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About SBA Communications Corporation

SBA Communications Corporation is a leading independent owner and operator of wireless communications infrastructure including towers, buildings, rooftops, distributed antenna systems (DAS) and small cells. With a portfolio of more than 30,000 communications sites in fourteen markets throughout the Americas and South Africa, SBA is listed on NASDAQ under the symbol SBAC.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements regarding the offering of the Notes and the intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in SBA’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in SBA’s SEC filings, including SBA’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. SBA wishes to caution readers that certain important factors may have affected and could in the future affect SBA’s actual results and could cause SBA’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of SBA, including the risk that the offering of the Notes cannot be successfully completed. SBA undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Corporate Communications

561-226-9431

Source: SBA Communications Corporation